EXHIBIT 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in this Registration Statement of Atheros Communications, Inc. on Form S-8 of our report dated January 15, 2004 (January 23, 2004 as to Note 14) with respect to the consolidated financial statements of Atheros Communications, Inc. and our report dated January 15, 2004 with respect to the related consolidated financial statement schedule, appearing in Registration Statement No. 333-110807 on Form S-1 of Atheros Communications, Inc.

/s/ Deloitte & Touche LLP

San Jose, California

February 25, 2004